                                                                     EXHIBIT 5.1

                           GIBSON, DUNN & CRUTCHER LLP
                   A REGISTERED LIMITED LIABILITY PARTNERSHIP
                       INCLUDING PROFESSIONAL CORPORATIONS
            333 South Grand Avenue Los Angeles California 90071-3197
                        (213) 229-7000 (213) 229-7520 Fax
                               www.gibsondunn.com

                                  March 6, 2003

Writer's Direct Telephone:
(213) 229-7000                                                      C87007-01419
Writer's Direct Fax:
(213) 229-7520


Standard Pacific Corp.
15326 Alton Parkway
Irvine, California 92618

         Re:   Standard Pacific Corp.

Ladies and Gentlemen:

     We have acted as counsel to Standard Pacific Corp., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of $125,000,000 aggregate principal amount of the Company's senior debt securities designated as 7 3/4% Senior Notes due 2013 (the "Securities"). The Securities are to be issued and offered pursuant to: (i) the Company's Registration Statement on Form S-3 (File No. 333-52732), as amended, filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") and (ii) the Company's Registration Statement on Form S-3 (File No. 333-103575) filed with the Commission on March 4, 2003 pursuant to Rule 462(b) under the Securities Act (collectively, the "Registration Statements"), and the prospectus supplement and prospectus related thereto filed with the Commission on March 5, 2003 (the "Prospectus"). The Securities are to be publicly offered and sold by Salomon Smith Barney Inc., Banc One Capital Markets, Inc., Comerica Bank, Fleet Securities, Inc. and PNC Capital Markets, Inc. (collectively, the "Underwriters"). The Securities will be acquired by the Underwriters pursuant to the terms of an Underwriting Agreement, dated March 4, 2003 among the Company and the Underwriters (the "Underwriting Agreement").

Standard Pacific Corp.
March 6, 2003
Page 2

     For the purpose of rendering this opinion, we have made such legal and factual inquiries and examinations as we deemed advisable, and, in the course thereof, we have examined originals, or copies of originals certified or otherwise identified to our satisfaction, of (i) the Underwriting Agreement,
(ii) the Indenture, dated as of April 1, 1999, as supplemented by that certain First Supplemental Indenture dated as of April 13, 1999, that certain Second Supplemental Indenture dated as of September 5, 2000, that certain Third Supplemental Indenture dated as of December 28, 2001 and that certain Fourth Supplemental Indenture dated as of March 4, 2003 (as supplemented, the "Indenture"), (iii) the form of global note evidencing the Securities and (iv) such agreements, documents, certificates and other statements of governmental officials, officers of the Company and others as we deemed relevant and necessary as a basis for this opinion. The documents described under the foregoing clauses (i) through (iii) are referred to herein as the "Operative Documents." We have relied upon such certificates and documents with respect to the accuracy of factual matters contained therein, which factual matters were not independently established or verified by us. In all such examinations, we have assumed the genuineness of all signatures by each party and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as conformed or photostatic copies. For the purpose of the opinions hereinafter expressed, we have also assumed the due authorization, execution and delivery of each document referred to herein by each party thereto other than the Company and that each document constitutes the valid and binding obligation of each party thereto (other than the Company), enforceable against such party in accordance with its terms.

     On the basis of our inquiries and examinations, and subject to the qualifications, exceptions, assumptions and limitations contained herein, we are of the opinion that the Securities, when executed and authenticated as specified in the Indenture and delivered against payment pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     The foregoing opinion is subject to the following exceptions, assumptions, qualifications and limitations:

     A. Our opinion is subject (i) to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, arrangement and similar laws of general application relating to or affecting creditors' rights, including, without limitation, the effect of statutory or other law regarding fraudulent conveyances, fraudulent transfers, preferential transfers and distributions by corporations to stockholders; and (ii) to the limitations imposed by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

     B. We express no opinion as to (i) any provision insofar as it provides for the payment or reimbursement of costs and expenses in excess of a reasonable amount determined by a court or other tribunal or (ii) any provision that may be construed as imposing penalties.

Standard Pacific Corp.
March 6, 2003
Page 3

     C. We have assumed that there are no agreements or understandings between or among the parties to any of the Operative Documents that would expand, modify or otherwise affect the terms of the Securities or the respective rights or obligations of the parties thereunder.

     D. This opinion is limited to the present laws of the United States of America and the State of New York, to the present judicial interpretations thereof and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should the present law of such jurisdictions be changed by legislative action, judicial decision or otherwise. This opinion is rendered as of the date hereof.

     We consent to the filing of this opinion as an exhibit to the Registration Statements and we further consent to the use of our name under the caption "Legal Matters" in the Prospectus Supplement that forms a part of the Registration Statements. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission under the Securities Act.

                                              Very truly yours,

                                              /s/ Gibson, Dunn & Crutcher LLP

                                              GIBSON, DUNN & CRUTCHER LLP

GLS/MAH/RJB


                                       3